JOHN HANCOCK SERIES TRUST
                              101 Huntington Avenue
                                Boston, MA 02199



John Hancock Funds, LLC
101 Huntington Avenue
Boston, MA  02199

Ladies and Gentlemen:

         Pursuant to Section 14 of the Distribution Agreement dated as of December 2, 1996 between John Hancock Series Trust (the "Trust") and John Hancock Funds, LLC, please be advised that the Trust has established a new series of its shares, namely, John Hancock Mid Cap Equity Fund (the "Fund"), and please be further advised that the Trust desires to retain John Hancock Funds, LLC to serve as distributor and principal underwriter under the Distribution Agreement for the Fund.

         Please indicate your acceptance of this responsibility by signing this letter as indicated below.



JOHN HANCOCK FUNDS, LLC             JOHN HANCOCK SERIES TRUST on
                                    behalf of John Hancock Mid Cap Equity Fund



By: /s/Maureen R. Ford             By:  /s/Susan S. Newton
    ------------------                  ------------------
    Maureen R. Ford                     Susan S. Newton
    President                           Senior Vice President and Secretary


Dated:  August 4, 2003